                                                                     EXHIBIT 2.1
================================================================================


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG


                                  WEC COMPANY
                                  ("BUYER"),



                              RICHARD MILANOWSKI


                                      AND

                               GLORIA MILANOWSKI
                               ("SHAREHOLDERS")



                           DATED AS OF JULY 6, 1999


================================================================================

ARTICLE I PURCHASE AND SALE........................................................   1
     1.01  Purchase and Sale of Shares.............................................   1
     1.02  Excluded Assets.........................................................   1

ARTICLE II PURCHASE PRICE - PAYMENT................................................   1
     2.01  Purchase Price..........................................................   1
     2.02  Payment of Purchase Price...............................................   2
     2.03  Determination of Working Capital Value and Indebtedness Amount..........   3
     2.04  Section 338(h)(10) Election.............................................   5
     2.05  Allocation of Purchase Price............................................   6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.........................   6
     3.01  Corporate...............................................................   6
     3.02  No Violation............................................................   7
     3.03  Financial Statements....................................................   7
     3.04  Shareholders............................................................   7
     3.05  Capitalization..........................................................   8
     3.06  Tax Matters.............................................................   8
     3.07  Accounts Receivable.....................................................   9
     3.08  Inventory...............................................................   9
     3.09  Absence of Certain Changes..............................................  10
     3.10  Absence of Undisclosed Liabilities......................................  11
     3.11  No Litigation...........................................................  11
     3.12  Compliance With Laws and Orders.........................................  11
     3.13  Title to and Condition of Properties....................................  14
     3.14  Insurance...............................................................  15
     3.15  Contracts and Commitments...............................................  15
     3.16  Labor Matters...........................................................  17
     3.17  Employee Benefits Plans.................................................  17
     3.18  Employment Compensation.................................................  20
     3.19  Proprietary Rights......................................................  20
     3.20  Major Customers and Suppliers...........................................  21
     3.21  Product Warranty and Product Liability..................................  22
     3.22  Affiliates' Relationships to Company....................................  22
     3.23  Assets Necessary to Business............................................  22
     3.24  Copies of Certain Documents.............................................  22
     3.25  Underlying Documents....................................................  23
     3.26  Business of Company.....................................................  23
     3.27  Disclosure of Material Facts............................................  23
     3.28  No Brokers or Finders...................................................  23
     3.29  Disclaimer of Other Representations and Warranties......................  23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER.................................  24
     4.01  Corporate...............................................................  24
     4.02  Authority...............................................................  24
     4.03  No Brokers or Finders...................................................  24

                                      -i-
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
     4.04  Investment Purpose......................................................   24

ARTICLE V OTHER MATTERS............................................................   25
     5.01  Title Insurance.........................................................   25
     5.02  Surveys.................................................................   25
     5.03  Environmental and Health and Safety Audits..............................   25
     5.04  Non-competition; Confidentiality........................................   25
     5.05  General Releases........................................................   27
     5.06  HSR Act Filings.........................................................   27
     5.07  Customer and Supplier Information.......................................   27
     5.08  Post-Closing Cooperation................................................   27
     5.09  Information Regarding Denric Tool Property and/or Off-Site Properties...   28

ARTICLE VI COVENANTS OF SHAREHOLDERS AND BUYER.....................................   29
     6.01  Access to Information and Records.......................................   29
     6.02  Bank Accounts...........................................................   29
     6.03  Conduct of Business Pending the Closing.................................   29
     6.04  Consents................................................................   30
     6.05  Other Action............................................................   30
     6.06  Updating of Schedules...................................................   30
     6.07  No-Shop.................................................................   31

ARTICLE VII CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS............................   31
     7.01  Representations and Warranties True on the Closing Date.................   31
     7.02  Compliance With Agreement...............................................   31
     7.03  Absence of Litigation...................................................   31
     7.04  Consents and Approvals..................................................   31
     7.05  Title Insurance.........................................................   31
     7.06  HSR Waiting Period......................................................   31
     7.07  Lease Agreements........................................................   32
     7.08  Existing Lease Agreements...............................................   32
     7.09  Environmental and Health and Safety Audit...............................   33
     7.10  Due Diligence...........................................................   33
     7.11  Transfer of Denric Tool Property........................................   33
     7.12  Assignment of Patent....................................................   33
     7.13  Condition Regarding Section 338(h)(10) Election.........................   33
     7.14  Condition Regarding Lease Agreements....................................   33
     7.15  Delivery of Schofield Loan Documents....................................   33
     7.16  Delivery of Additional Environmental Materials..........................   34

ARTICLE VIII CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS.....................   34
     8.01  Representations and Warranties True on the Closing Date.................   34
     8.02  Compliance With Agreement...............................................   34
     8.03  Absence of Litigation...................................................   34
     8.04  HSR Waiting Period......................................................   34
     8.05  Assignment of Schofield Loan............................................   34
     8.06  Condition Regarding Section 338(h)(10) Election.........................   34

     8.07  Condition Regarding Lease Agreements....................................  35

ARTICLE IX INDEMNIFICATION ........................................................  35
     9.01  By Shareholders.........................................................  35
     9.02  By Shareholders - Denric Tool and Environmental Matters.................  35
     9.03  By Buyer................................................................  36
     9.04  By Buyer - Product Liability Issues.....................................  36
     9.05  Indemnification of Third-Party Claims...................................  37
     9.06  Payment.................................................................  38
     9.07  Limitations on Indemnification..........................................  38
     9.08  Determination of Amount of Claims.......................................  39
     9.09  Exclusive Remedy........................................................  40

ARTICLE X CLOSING..................................................................  40
     10.01  Shareholders' Closing Deliveries.......................................  40
     10.02  Buyer's Closing Deliveries.............................................  41

ARTICLE XI TERMINATION.............................................................  42
     11.01  Right of Termination Without Breach....................................  42
     11.02  Termination for Breach.................................................  43

ARTICLE XII MISCELLANEOUS..........................................................  44
     12.01  Schedules..............................................................  44
     12.02  Further Assurance......................................................  44
     12.03  Disclosures and Announcements..........................................  44
     12.04  Assignment; Parties in Interest........................................  44
     12.05  Law Governing Agreement................................................  45
     12.06  Amendment and Modification.............................................  45
     12.07  Notice.................................................................  45
     12.08  Expenses...............................................................  46
     12.09  Entire Agreement.......................................................  47
     12.10  Counterparts...........................................................  48
     12.11  Headings...............................................................  48
     12.12  Glossary of Terms......................................................  48

                             Disclosure Schedules

          Schedule 1.02        Excluded Assets
          Schedule 2.03        12/31/99 GAAP-Adjusted Balance Sheet
          Schedule 2.05        Allocation of Purchase Price
          Schedule 3.01        Qualification
          Schedule 3.02        No Violation
          Schedule 3.03        Financial Statements
          Schedule 3.05        Capitalization
          Schedule 3.06        Tax Matters
          Schedule 3.07        Accounts Receivable
          Schedule 3.08        Inventory
          Schedule 3.09        Absence of Certain Changes
          Schedule 3.10        Absence of Undisclosed Liabilities
          Schedule 3.11        Litigation
          Schedule 3.12        Compliance with Laws and Orders
          Schedule 3.13        Title to and Condition of Properties
          Schedule 3.14        Insurance
          Schedule 3.15        Contracts and Commitments
          Schedule 3.16        Labor Matters
          Schedule 3.17        Employee Benefit Plans
          Schedule 3.18        Employment Compensation
          Schedule 3.19        Proprietary Rights
          Schedule 3.21        Product Warranty and Product Liability
          Schedule 3.22        Affiliates' Relationships to Company
          Schedule 3.24        Disclosure Documents
          Schedule 3.25        Underlying Documents
          Schedule 5.07        Major Customers and Suppliers
          Schedule 7.04        Consents and Approvals
          Schedule 7.07        Lease Agreements

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement") dated July 6, 1999, by and among WEC COMPANY d/b/a Woods Equipment Company, a Delaware corporation ("Buyer"), Richard Milanowski and Gloria Milanowski (each individually, "Shareholder," and together, "Shareholders").

                                   RECITALS

     Central Fabricators, Inc., a Wisconsin corporation ("Company"), is engaged in the manufacture and sale of buckets and other material handling attachments for construction equipment (the "Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company.

     Company's facilities consist of three individual manufacturing facilities located in Schofield, Wisconsin (the "Facilities").

     Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell to Buyer the Shares, upon the terms and conditions set forth herein.

     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

                                   ARTICLE I
                               PURCHASE AND SALE

     1.01 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein) Buyer agrees to purchase from Shareholders and Shareholders agree to sell to Buyer all of the Shares.

     1.02 Excluded Assets. Anything herein to the contrary notwithstanding, prior to the Closing Date, Shareholders shall cause the assets listed in
Schedule 1.02 (including the Denric Tool Property) (the "Excluded Assets") to be transferred from the ownership of Company.

                                  ARTICLE II
                           PURCHASE PRICE - PAYMENT

     2.01 Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be equal to:

          (a) Twenty-Seven Million Seven Hundred Thousand Dollars ($27,700,000); plus

          (b)  the Gross Up Amount, if any; plus

          (c) the amount of cash and cash equivalents (including marketable securities and investments) in Company's checking and other deposit and investment accounts (collectively, "Cash and Cash Equivalents") as of the Closing Date, as reflected on the Final Closing Balance Sheet; plus

          (d) the amount, if any, by which the Working Capital Value as of the Closing Date exceeds Three Million Forty-Two Thousand Dollars ($3,042,000); minus

          (e) the amount, if any, by which Three Million Forty-Two Thousand Dollars ($3,042,000) exceeds the Working Capital Value as of the Closing Date; minus

          (f)  the Indebtedness Amount, as of the Closing Date.

     2.02 Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

          (a)  Cash to Escrow Agent.  At the Closing, Buyer shall deliver to the
               --------------------
      Escrow Agent, under the Escrow Agreement, the sum of Five Hundred Thousand Dollars ($500,000) (the "Escrow Amount").

          (b)  Cash to Shareholders.  At the Closing, Buyer shall deliver to
               --------------------
      Shareholders or their designee the Purchase Price, calculated pursuant to the Estimated Closing Balance Sheet, less the Escrow Amount.

          (c)  Post-Closing Adjustment.  On or before the fifth business day
               -----------------------
      following the final determination of the Final Closing Balance Sheet ("Settlement Date"), the parties shall make the following adjustments:

               (i) Shareholders shall pay to Buyer the amount, if any, by which the Working Capital Value as reflected on the Estimated Closing Balance Sheet exceeds the Working Capital Value as reflected on the Final Closing Balance Sheet, or Buyer shall pay to Shareholders the amount, if any, by which the Working Capital Value as reflected on the Estimated Closing Balance Sheet is less than the Working Capital Value as reflected on the Final Closing Balance Sheet; and

               (ii) Shareholders shall pay to Buyer the amount, if any, by which the Indebtedness Amount as reflected on the Estimated Closing Balance Sheet is less than the Indebtedness Amount on the Final Closing Balance Sheet, or Buyer shall pay to Shareholders the amount, if any, by which the Indebtedness Amount as reflected on the Final Closing Balance Sheet is less than the Indebtedness Amount on the Estimated Closing Balance Sheet.

            Any Settlement Date payments shall be made together with interest on the amount being paid from the Closing Date to the date of payment at a rate per annum equal to the prime rate of interest on the Settlement Date, as stated in The Wall Street Journal.
                                          -----------------------

        (d)  Method of Payment.  All payments under this Section 2.02 shall be
             -----------------
      made by wire transfer of immediately available funds to an account designated by the recipient not less than forty-eight (48) hours prior to the time for payment specified herein.

     2.03 Determination of Working Capital Value and Indebtedness Amount.

        (a)  Definition of Working Capital Value.  The term "Working Capital
             -----------------------------------
      Value" shall mean the dollar amount by which the inventory and accounts receivable of Company exceeds Company's accounts payable and accruals, both as reflected in the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as applicable.

        (b)  Definition of Indebtedness Amount.  The term "Indebtedness Amount"
             ---------------------------------
      shall mean all indebtedness for borrowed money owed to unaffiliated third parties (other than accounts payable) and all indebtedness for borrowed money owed to any Shareholder or Shareholder Affiliate, all as outstanding as of the Closing Date as reflected in the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as applicable. As used in this Agreement, the term "Affiliate" shall mean and include all shareholders, directors, and officers of Buyer or Company, the spouse of any such person, any person who would be the heir or descendant of any such person if he or she were not living and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

        (c)   Estimated Closing Balance Sheet.  For purposes of determining the
              -------------------------------
      amount to be paid by Buyer at the Closing, (i) not less than fifteen (15) days prior to the Closing Date, Buyer and Shareholders shall agree on a restated version of the Recent Balance Sheet, such restated balance sheet to be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the December 31, 1998 adjusted balance sheet of Company, together with the journal entries and working capital adjustment worksheet related thereto, all as prepared by Ernst & Young and attached as Schedule 2.03 so that it has been prepared on a basis consistent with the Recent Balance Sheet but in accordance with generally accepted accounting principles and policies (the "GAAP-Adjusted Recent Balance Sheet"), and (ii) not less than ten (10) business days prior to the Closing Date, Shareholders, in consultation with Buyer, shall prepare and deliver to Buyer a balance sheet of Company as of the close of business on the business day immediately prior to the Closing Date (hereinafter the "Effective Time") which shall represent Shareholders' reasonable estimate of the Final Closing Balance Sheet; such balance sheet to be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the GAAP-Adjusted Recent Balance Sheet. Such balance sheet shall be accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. The estimated balance sheet or the accompanying schedules shall contain sufficient detail for the determination of Working Capital Value, and Indebtedness Amount. In the event Buyer shall object to any of the information set forth on the estimated balance sheet or accompanying schedules as presented by Shareholders, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet, Working Capital Value and Indebtedness Amount (the estimated balance sheet as finally determined by the parties pursuant to this subsection is herein referred to as the "Estimated Closing Balance Sheet"). In connection with the determination of the Estimated Closing Balance Sheet, Shareholders shall provide to Buyer such information and detail as Buyer shall reasonably request. Copies of the GAAP-Adjusted Recent Balance Sheet and the Estimated Closing Balance Sheet shall be attached to Schedule 2.03 once they have been prepared and agreed upon by Buyer and Shareholders.

          (d)    Final Closing Balance Sheet.  The Final Closing Balance Sheet
                 ---------------------------
            of Company shall be prepared as follows:

                 (i) During a period of thirty (30) days following the Closing Date, Shareholders, in consultation with Buyer, shall prepare and deliver to Buyer a balance sheet of Company as of the Effective Time, prepared in accordance with generally accepted accounting principles from the books and records of Company (except, in the case of unaudited financial statements, for the absence of footnote disclosure), on a basis consistent with the generally accepted accounting principles followed in the preparation of the GAAP-Adjusted Recent Balance Sheet, and fairly presenting the financial position of Company as of the Effective Time. The balance sheet shall be accompanied by detailed schedules and by a report (1) setting forth the amount of Working Capital Value and Indebtedness Amount (as defined above) reflected in the balance sheet, and (2) setting forth the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.02(c) hereof.

                 (ii) If, thirty (30) days after the Closing Date, Buyer and Shareholders have not agreed on the balance sheet and report described in (i) above, then Buyer's independent accountants ("Buyer's Accountants") shall prepare such balance sheet and report and deliver it to Shareholders no later than forty-five (45) days after the Closing Date.

                 (iii) Within thirty (30) days following the delivery of the balance sheet referred to in (ii) above, Shareholders or their independent accountants ("Shareholders' Accountants") may object to any of the information contained in said balance sheet or accompanying schedules or reports which could affect the necessity or amount of any payment by Buyer or Shareholders pursuant to
            Section 2.02 hereof. Any such objection shall be made in writing and shall state Shareholders' determination of the amount of the Working Capital Value and Indebtedness Amount.

                 (iv) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Shareholders are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting

          Firm") to be mutually selected by Shareholders and Buyer or, if no agreement is reached, by Shareholders' Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the balance sheet of Company as of the Effective Time and the calculations of Working Capital Value and Indebtedness Amount, which shall be final and binding for purposes of this Article II. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Shareholders as follows:

          Shareholders shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Working Capital Value and Indebtedness Amount as finally determined by the Third Accounting Firm and Working Capital Value and Indebtedness Amount as reflected in the objection prepared and delivered by Shareholders in accordance with Section 2.03(d)(ii), and B is equal to the absolute value of the difference (in dollars) between Working Capital Value and Indebtedness Amount as finally determined by the Third Accounting Firm and Working Capital Value and Indebtedness Amount as reflected in the report prepared and delivered by Buyer in accordance with Section 2.03(d)(i). As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of Company as of the Effective Time as finally determined for purposes of this Article II, whether by negotiation and agreement of the parties in accordance with Section 2.03(d)(i), acquiescence of Shareholders in the figures supplied by Buyer in accordance with Section 2.03(d)(ii), or by the Third Accounting Firm in accordance with Section 2.03(d)(iv).

            (v) After the Closing Date, Buyer agrees to permit Shareholders, Shareholders' Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine any pre-Closing books and records of Company, which documents and access are necessary to review any one or more of the balance sheets to be prepared pursuant to this Section 2.03.

     2.04 Section 338(h)(10) Election. At Buyer's request and at its sole option, each Shareholder will join with Buyer in making an election under
  Section 338(h)(10) of the Code and any corresponding elections under state, local, or foreign tax law (the "338 Election"). Buyer will reimburse Shareholders on an after-tax basis for any increase in federal, state, or other taxes incurred by either Shareholder solely by reason of making the 338 Election over the amount of such taxes otherwise payable by such Shareholder in connection with the transactions contemplated hereby as if the 338 Election had not been made (such excess being referred to as the "Gross Up Amount"). If, however, the actual amount of reimbursement payable to Shareholders would exceed $750,000, Shareholders may, in lieu of full reimbursement hereunder, accept a Gross-Up Amount equal to $750,000. If, on the other hand, Shareholders do not accept a Gross Up Amount equal to $750,000 in lieu of full reimbursement hereunder and

  Buyer elects to abandon the 338 Election, Buyer and Shareholders will negotiate in good faith in an attempt to determine a mutually acceptable adjustment to the Purchase Price. The computation of the taxes otherwise payable by each Shareholder as if the 338 Election had not been made shall include the taxes payable as the result of the distribution of the Excluded Assets pursuant to Section 1.02.

     2.05 Allocation of Purchase Price. If the 338 Election is made, the aggregate Purchase Price for the deemed sale and purchase of assets shall be allocated among Company's assets for tax purposes in accordance with Schedule 2.05, which shall be jointly prepared by Buyer and Shareholders. Schedule 2.05 shall be agreed upon by the parties not less than five (5) business days prior to the Closing. Shareholders and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation or of any related information are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 338(b)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), or any regulations thereunder, Buyer and Shareholders will disclose such reports to the other prior to filing with the IRS.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

      Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the disclosure schedules which are attached hereto and incorporated herein by reference (the "Schedules"), and shall survive the Closing of the transactions provided for herein. As used herein, the term "Management's Knowledge" shall mean the actual collective knowledge, without additional investigation, of Shareholders and Dennis T. George.

     3.01  Corporate.

           (a)  Organization. Company is a corporation duly organized and
                ------------
      validly existing under the laws of the State of Wisconsin. Company has filed its most recent required annual report with, has not filed articles of dissolution with, and has not been administratively dissolved by, the Department of Financial Institutions of the State of Wisconsin. No grounds exist for the administrative dissolution of Company by the Wisconsin Department of Financial Institutions.

           (b)  Corporate Power.  Company has all requisite corporate power and
                ---------------
      authority to own, operate, and lease its properties and to carry on the Business as and where such is now being conducted.

           (c)  Qualification. Company is duly licensed or qualified to do
                -------------
      business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of the Business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.01.

           (d)  No Subsidiaries.  Company does not own any interest in any
                ---------------
      corporation, partnership or other entity.

     3.02 No Violation. Except as set forth on Schedule 3.02, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Shareholders pursuant hereto, nor the consummation by Shareholders of the transactions contemplated hereby and thereby (a) will, to Management's Knowledge, violate any applicable statute, law, ordinance, rule, or regulation (collectively, "Laws") and any order, writ, injunction, judgment, plan, or decree (collectively, "Orders"), (b) subject to obtaining the approvals, consents, and waivers referred to in
  Schedule 7.04, except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will, to Management's Knowledge, require any authorization, consent, approval, exemption, or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law), or (c) subject to obtaining the approvals, consents, and waivers referred to in Schedule 7.04, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 3.13(a)) upon any of the assets of Company or the Shares under any term or provision of the Articles of Incorporation or By-laws of Company or, to Management's Knowledge, of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or either Shareholder or any of its assets or properties, or Shareholders, or any of their assets or properties, may be bound or affected, except where such violation or failure to obtain any such authorization, consent, approval, exemption, or other action or to give such notice would not, individually or in the aggregate, have a material adverse effect on the financial condition of Company or on the ability of Buyer and Shareholders to consummate the transactions contemplated by this Agreement.

     3.03 Financial Statements. Included as Schedule 3.03 are true and complete copies of the unaudited financial statements of Company consisting of (i) unaudited balance sheets of Company as of December 31, 1998, December 31, 1997 and December 31, 1996, and the related unaudited statements of income for the years then ended (including the notes and schedules, if any, contained therein or annexed thereto), which financial statements have been compiled by Krause Howard & Co., accountants for Company for such years, and (ii) an unaudited balance sheet of Company as of May 31, 1999 (the "Recent Balance Sheet"), and the related unaudited statement of income for the five (5) months then ended and for the corresponding period of the prior year (including the notes and schedules, if any, contained therein or annexed thereto). All of such financial statements (including all notes and schedules, if any, contained therein or annexed thereto) have been prepared in accordance with the books and records of Company, and, to Management's Knowledge, present, in a year-to-year consistent manner, subject to normal year-end adjustments to the Recent Balance Sheet, the assets, liabilities, financial position, and the results of operations of Company as of the dates and for the years and periods indicated.

     3.04  Shareholders.

           (a) Power.  Each Shareholder has full power, legal right, and
               -----
      authority to enter into, execute, and deliver this Agreement and the other documents and instruments to be executed and delivered by Shareholders (such other documents sometimes referred to herein as "Ancillary Documents") and to carry out the transaction contemplated hereby and thereby.

           (b)  Validity.  This Agreement and the Ancillary Documents (i) have
                --------
      been (or, when executed and delivered, will be) duly and validly executed and delivered by each Shareholder, and (ii) are, or, when executed and delivered, will be the legal, valid, and binding obligations of such Shareholder, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally, and by general equitable principles.

           (c)  Title.  Except as set forth on Schedule 3.05, each Shareholder
                -----
      has, and at Closing Buyer will receive, good and marketable title to the Shares, free and clear of all Liens including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

     3.05 Capitalization. Schedule 3.05 sets forth a complete list of all the authorized capital stock of Company. No shares of such capital stock are issued or outstanding except for the Shares, which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule
  3.05. Other than as set forth in this Agreement or as set forth on Schedule 3.05, there are no (a) securities convertible into or exchangeable for any of Company's capital stock or other securities, (b) options, warrants, or other rights to purchase or subscribe to capital stock or other securities of Company or securities which are convertible into or exchangeable for capital stock or other securities of Company, or (c) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance, sale, or transfer of any capital stock or other equity securities of Company, and any such convertible or exchangeable securities or any such options, warrants, or other rights.

     3.06 Tax Matters.

           (a)  Provision For Taxes. To Management's Knowledge, the provision
                -------------------
      made for taxes on the Recent Balance Sheet is sufficient for the payment of all unpaid federal, state, foreign, county, local, and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts, and other taxes (and any interest and penalties) through the date of the Recent Balance Sheet, and all assessments payable by Company as of the date of the Recent Balance Sheet, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto as to which the applicable period of limitations has not expired. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of the Business consistent in type and amount with past practices of Company.

           (b)  Tax Returns Filed.  Except as set forth on Schedule 3.06, all
                -----------------
      federal, state, foreign, county, local, and other tax returns required to be filed by or on behalf of Company have been timely filed and, when filed, were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Except as set forth on
      Schedule 3.06, Company has duly withheld and paid when due all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

           (c)  Tax Audits.  The federal and state income tax returns of Company
                ----------
      have been audited by the IRS and appropriate state taxing authorities for the periods and as set forth in Schedule 3.06, and, since January 1, 1987, Company has not received from the IRS or from the tax authorities of any state, county, local, or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

           (d)  Consolidated Group. Schedule 3.06 lists every year Company was a
                ------------------
      member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group.

           (e)  S Corporation Election.  Company has, since January 1, 1987,
                ----------------------
      continuously maintained its status and classification as an S corporation pursuant to section 1362 of the Code.

           (f)  Agreements, Elections, and Payments.  Except as set forth in
                -----------------------------------
      Schedule 3.06, since January 1, 1995, Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into or been subject to a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or
      Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of
      Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

          (g)   Basis.  Schedule 3.06 contains accurate and complete
                -----
      descriptions of the following items as of the Closing Date:

                (i)  Company's basis in its assets, as of December 31, 1998; and

                (ii) The Shareholders' basis in their Shares, as of December 31, 1998.

     3.07 Accounts Receivable. All accounts receivable of Company reflected on the Recent Balance Sheet, and incurred since the date thereof, represent arm's length sales actually made in the ordinary course of the Business and, to Management's Knowledge, are subject to no counterclaim or setoff and are not in dispute. Schedule 3.07 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Company reflected on the Final Closing Balance Sheet will represent arm's length sales actually made in the ordinary course of the Business.

     3.08 Inventory. To Management's Knowledge, all inventory of Company reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of the Business, had a commercial value at least equal to the value shown on such balance sheet and is valued at the lower of cost (on a FIFO basis) or market. To Management's Knowledge, all inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of the Business. Except as set forth in
  Schedule 3.08, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement. All work-in-process contained in inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of the Business.

     3.09 Absence of Certain Changes. Since May 31, 1999, unless otherwise described in Schedule 3.09 or consented to in writing by Buyer, Company has conducted the Business only in the ordinary and usual course consistent with past practice and, without limiting the generality of the foregoing, there has not been:

           (a)  Adverse Change.  Any adverse change in the financial condition,
                --------------
      assets, liabilities or operations of Company;

           (b)  Damage.  Any loss, damage or destruction in excess of $25,000,
                ------
      whether covered by insurance or not, affecting the Business, Facilities, or properties of Company;

           (c)  Increase in Compensation.  Any increase in excess of $5,000 per
                ------------------------
      individual per year or $50,000 for all employees in the aggregate in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

           (d)  Labor Disputes.  Any labor dispute or disturbance, other than
                --------------
      routine individual grievances which are not material to the Business, financial condition or results of operations of Company;

           (e)  Commitments.  Any commitment or transaction by Company
                -----------
      (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of the Business consistent with past practice;

           (f)  Dividends.  Any declaration, setting aside, or payment of any
                ---------
      dividend or any other distribution in respect of Company's capital stock, any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto, or any other payment to any Shareholder in such person's capacity as a shareholder; provided,
                                                                     ---------
      however, that Company may continue to make cash distributions to
      -------
      Shareholders for purposes of satisfying Shareholders' tax liabilities arising by reason of Company's operations;

           (g)  Disposition of Property.  Any sale, lease, or other transfer or
                -----------------------
      disposition of any properties or assets of Company, other than Excluded Assets, in excess of $25,000, except for the sale or disposition of inventory items in the ordinary course of the Business;

           (h)  Indebtedness.  Any indebtedness for borrowed money incurred,
                ------------
      assumed, or guaranteed by Company;

           (i)  Liens.  Any liens (statutory or otherwise), security interests,
                -----
      claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges, or encumbrances of any nature whatsoever (collectively, "Liens") made on any of the properties or assets of Company;

           (j)  Amendment of Contracts. Any entering into, amendment or
                ----------------------
      termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of the Business;

           (k)  Loans and Advances. Any loan or advance (other than advances to
                ------------------
      employees in the ordinary course of the Business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Company, or any Shareholder or Affiliate;

           (l)  Credit.  Any grant of credit to any customer or distributor on
                ------
      terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

           (m) Unusual Events.  Any other event or condition not in the ordinary
               --------------
      course of the Business.

     3.10 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet or as set forth in Schedule 3.10, to Management's Knowledge, Company does not have any liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of the Business and consistent with past practice and none of which has or will have a material adverse effect on the Business, financial condition or operations of Company.

     3.11 No Litigation. Except as set forth in Schedule 3.11, there is no action, suit, arbitration, proceeding, investigation, or inquiry, whether civil, criminal, or administrative ("Litigation"), pending, or, to Management's Knowledge, threatened against Company, its directors (in such capacity), the Business, or any of its assets. Schedule 3.11 also identifies all Litigation (other than any Litigation related to the Denric Tool Property or the Off-Site Properties) to which Company or any of its directors have been parties since January 1, 1996. Prior to Closing, Shareholders will supplement Schedule 3.11 to reflect all such Litigation since January 1, 1994. Except as set forth in
Schedule 3.11, to Management's Knowledge, none of Company, the Business, or Company's assets is subject to any Order of any government entity.

     3.12  Compliance With Laws and Orders.

          (a)  Compliance.  Except as set forth in Schedule 3.12, Company
               ----------
      (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws (excluding Environmental Laws which are addressed only in Section 3.12(c)) and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising, except where the failure to so comply would not have a material adverse effect on the financial condition of Company. To Management's Knowledge, except as set forth in Schedule 3.12, Company has not received notice of any violation or alleged violation of any Laws (excluding Environmental Laws which are addressed only in Section 3.12(c)) or Orders. To Management's Knowledge, except as set forth in Schedule 3.12, all reports and returns required to be filed by Company with any government entity (other than reports and returns that relate to Environmental Laws, which are addressed only in
      Section 3.12(c)) have been filed, and were accurate and complete when filed. To Management's Knowledge:

               (i) Neither Company nor any Shareholder has received any written notice of any claim to the effect that the operation of the Business, as it is now conducted, or any condition existing at any of the Facilities, in any manner constitutes a nuisance or other tortious interference with the rights of any person or persons.

               (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts and each of such accounts has a positive balance.

               (iii) The deficiencies, if any, noted on any report of Company required in any of the past five (5) years under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations, have been corrected, and Company has delivered to Buyer copies of all such reports.

          (b)  Permits and Licenses. Company has all material permits, licenses,
               --------------------
     approvals, authorizations, and consents of all government entities and all certification organizations required for the conduct of the Business (as presently conducted) and operation of the Facilities and all such licenses, permits, approvals, authorizations and consents are described in Schedule
     3.12 and are, and following the Closing, will continue to be, in full force and effect except as otherwise noted on Schedule 3.12. To Management's Knowledge, except as set forth in Schedule 3.12, Company (including its operations, properties, and assets) is currently in material compliance with all such permits and licenses, approvals, authorizations, and consents.

          (c)  Environmental Matters. (i) The applicable Laws relating to
               ---------------------
     pollution or protection of the environment, including Laws in effect on the date of this Agreement relating to emissions, discharges, generation, storage, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, hazardous, or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws." To Management's Knowledge, except as set forth in
     Schedule 3.12 and except for the Denric Tool Property and the Off-Site Properties, Company is in compliance with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws or contained in any code, Order, notice or demand letter issued, entered, promulgated, or approved thereunder. To Management's Knowledge, except as set forth in Schedule 3.12 and except for the Denric Tool Property and the Off-Site Properties, there is no Litigation nor any demand, claim, hearing, or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated, or approved thereunder. To Management's Knowledge, except as set forth in Schedule 3.12 and except for the Denric Tool Property and the Off-Site Properties, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions, or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated, or approved thereunder, or which may give rise to any liability, including, without limitation, material liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment of, any Waste.


          (ii) To Management's Knowledge, Shareholders and Company have disclosed and made available to Buyer all written studies, analyses and test results and copies of correspondence with any governmental entity or any other third party since January 1, 1989 (except for any of such information regarding the Denric Tool Property and the Off-Site Properties), in the possession, custody or control of Company or any Shareholder relating to (A) the environmental conditions on, under, about or from any real property owned by Company, the Leased Real Property (as defined in Section 3.13) or any predecessor in interest to Company at the present time or in the past, and (B) any Hazardous Materials (as defined below) used, managed, handled, transported, treated, generated, stored or released by Company or any other person on, under, about or from the Leased Real Property or in connection with the operation of Company.
      Prior to Closing, Shareholders will provide to Buyer all information described in the preceding paragraph for years prior to 1989. The term "Hazardous Materials" shall mean (I) any petroleum, hazardous or toxic petroleum-derived substances or petroleum products, flammable or explosive materials, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (II) any chemicals or other materials or substances which are now regulated, classified or defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutant" or "contaminant" or any other similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; and (III) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under any Environmental Law.

          (iii) To Management's Knowledge, except as set forth in Schedule 3.12, all reports and returns required to be filed by Company with any government entity as a result of the Environmental Laws, have been filed, and were accurate and complete when filed.

     3.13 Title to and Condition of Properties.

          (a)    Marketable Title.  Company has good and marketable title to all
                 ----------------
      Company's assets, free and clear of all mortgages and Liens, except those described in Schedule 3.13. Except as set forth on Schedule 7.04, none of Company's assets are subject to any restrictions with respect to the transferability thereof.

          (b)    Condition.  To Management's Knowledge, except as described in
                 ---------
      Schedule 3.13, all tangible assets constituting Company's assets hereunder are in good operating condition and repair (subject to normal wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), and have been maintained consistent with the standards generally followed by Company.

          (c)    Leased Real Property. Other than the Denric Tool Property and
                 --------------------
      as set forth in Schedule 3.13, Company does not own or occupy any real property. Schedule 3.13 lists the leases currently in effect with respect to the real property used or occupied by Company other than the Denric Tool Property (the "Leased Real Property"). Schedule 3.13 also sets forth, with respect to each parcel of Leased Real Property leased pursuant to any oral lease arrangement, the material terms of each such oral lease. To Management's Knowledge, there are now in full force and effect duly issued certificates of occupancy permitting the Leased Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. To Management's Knowledge, there is no claim of adverse possession or prescriptive rights involving any of the Leased Real Property and no basis exists for any such claim. No public improvements have been commenced and, to Management's Knowledge, none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Leased Real Property. Except as set forth on Schedule 3.12, to Management's Knowledge, no portion of any of the Leased Real Property has been used as a landfill or for storage or landfill of Hazardous Materials (other than Hazardous Materials which are used in the ordinary course of the Business in accordance with the Environmental Laws). To Management's Knowledge, there is no (i) Order requiring repair, alteration, or correction of any existing condition affecting any Leased Real Property or the systems or improvements thereat,
      (ii) condition or defect which could give rise to an Order of the sort referred to in "(i)" above, or (iii) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Leased Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Leased Real Property).

          (d)  No Condemnation or Expropriation.  To Management's Knowledge,
               --------------------------------
      neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated, or otherwise taken by any government entity with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

     3.14 Insurance. Set forth in Schedule 3.14 is a complete and accurate list of all policies of property and casualty, commercial general liability, workers compensation, and other forms of insurance presently in effect with respect to the Business and properties of Company. All such policies are valid, outstanding, and enforceable policies and provide insurance coverage for the properties, assets, and operations of Company, of the kinds, in the amounts, and against the risks described therein and no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement, or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received with respect to any such policy. Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since December 31, 1997, all commercial general liability and general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. To Management's Knowledge, except as set forth in Schedule 3.14, there is no claim by Company pending under any such policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies, there is no basis for denial of any claim under any such policy.

     3.15 Contracts and Commitments.

          (a)  Real Property Leases. Except as set forth in Schedule 3.15,
               --------------------
      Company has no leases of real property.

          (b)  Personal Property Leases. Except as set forth in Schedule 3.15,
               ------------------------
      Company has no individual lease of personal property involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than 12 (twelve) months.

          (c)  Purchase Commitments. Except as set forth in Schedule 3.15, to
               --------------------
      Management's Knowledge, Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six (6) months normal usage, or which are at an excessive price.

          (d)  Sales Commitments. Company has no sales contracts or commitments
               -----------------
      to customers or distributors (collectively, "Sales Commitments") except those made in the ordinary course of the Business, at arm's length and, to Management's Knowledge, none of such Sales Commitments is for a sales price which would result in a loss to Company.

          (e)  Contracts With Affiliates and Certain Others. Except as set forth
               --------------------------------------------
      in Schedule 3.15, to Management's Knowledge, Company has no agreement, understanding, contract, or commitment (written or oral) with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer, or franchisee that is not cancelable by Company on notice of not longer than thirty (30) days without liability, penalty, or premium of any nature or kind whatsoever.

          (f)  Powers of Attorney. Except as set forth in Schedule 3.15, Company
               ------------------
      has not given a power of attorney, which is currently in effect, to any person, firm, or corporation for any purpose whatsoever.

          (g)  Collective Bargaining Agreements.  Company is not a party to any
               --------------------------------
      collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

          (h)  Loan Agreements. Except as set forth in Schedule 3.15, Company is
               ---------------
      not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          (i)  Guarantees. Except as disclosed on Schedule 3.15, Company has not
               ----------
      guaranteed the payment or performance of any person, firm, or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          (j)  Contracts Subject to Renegotiation. Company is not a party to any
               ----------------------------------
      contract with any government entity body which is subject to renegotiation.

          (k)  Restrictive Agreements. To Management's Knowledge, Company is not
               ----------------------
      a party to nor is it bound by any agreement prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

          (l)  Other Material Contracts. To Management's Knowledge, Company has
               ------------------------
      no lease, license, contract, or commitment of any nature (other than the Sales Commitments) involving consideration or other expenditure in excess of $50,000 or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.15 or in any other Schedule.

          (m)  No Default. To Management's Knowledge, Company is not in default
               ----------
      under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on the Facilities or any of the assets owned, used, or occupied by Company. To Management's Knowledge, no third party is in default under any lease, contract, or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.16 Labor Matters. Except as set forth in Schedule 3.16, within the last five (5) years Company has not experienced any labor disputes, union organization attempts, or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Schedule 3.16,
(a) to Management's Knowledge, Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown, or stoppage actually pending or, to Management's Knowledge, threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Management's Knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any government entity or before any federal or state court; and (f) there are no investigations, complaints, citations or other proceedings pending or, to Management's Knowledge, threatened against Company by the U.S. Occupational, Safety and Health Administration or any state agency concerning any health or safety matters.

     3.17 Employee Benefits Plans.

          (a)  Disclosure. Schedule 3.17 sets forth all pension, thrift,
               ----------
      savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, cafeteria plan (as defined in Section 125 of the Code), reimbursement plans for medical expenses or dependent care, qualified transportation or parking benefit program, adoption or education assistance program, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, and other similar fringe or employee benefit plans, programs, and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements, and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and, to Management's Knowledge, all written or binding oral statements of policies, practices, or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.17, to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the
      Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multi-employer plan" (as defined in
      Section 4001 of ERISA), and Company has never contributed or been obligated to contribute to any such multi-employer plan.


          (b)  No Employee Benefit Plans Subject to Title IV of ERISA.  Neither
               -------------------------------------------------------
      Company nor any affiliate of Company (within the meaning of Section 414(b) or (c) of the Code) has ever sponsored, maintained, or contributed to an employee benefit plan subject to the provisions of Title IV of ERISA.

          (c)  Prohibited Transactions, etc. To Management's Knowledge, there
               ----------------------------
      have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement and no event or omission has occurred in connection with which Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code, or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law, or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

          (d)  Full Funding. The funds available under each Employee
               ------------
      Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Employee Plan/Agreement).

          (e)  Controlled Group; Affiliated Service Group; Leased Employees.
               ------------------------------------------
      Company is not currently a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. For the 1990 through 1993 tax years of Company, Company was a member of a controlled group of corporations which included Denric Tool, Inc. Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Except as set forth in Schedule 3.17, there are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company and no individuals are expected to become leased employees with the passage of time.

          (f)  Payments and Compliance.  With respect to each Employee
               -----------------------
      Plan/Agreement, to Management's Knowledge, except as set forth in Schedule 3.17, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in Company's balance sheets; (ii) Company has complied in all material respects with, and each such Employee Plan/Agreement materially conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) each Employee Plan/Agreement which is a "group health plan" (as defined in Section 5000(b) of the Code) has been operated in all material respects in accordance with the group health plan continuation coverage requirements and portability requirements of the Code and ERISA; (iv) all reports and information relating to each such Employee Plan/Agreement required by applicable Laws and regulations to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (v) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and, to Management's Knowledge, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption;
      (vi) there are no actions, suits, or claims pending (other than routine claims for benefits) or, to Management's Knowledge, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; (vii) no investigation, review, or audit of any Employee Plan/Agreement by the IRS, United States Department of Labor, or other government entity is in progress, pending, scheduled, or noticed; and (viii) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

          (g)  Post-Retirement Benefits. Except as set forth in Schedule 3.17,
               ------------------------
      no Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company's employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise, or (v) benefits in the nature of severance pay.

          (h)  No Triggering of Obligations. Except as set forth in Schedule
               ----------------------------
      3.17, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation, or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          (i)  Delivery of Documents.  There has been delivered to Buyer, with
               ---------------------
      respect to each Employee Plan/Agreement:

               (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two (2) years;

               (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

               (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof;

               (iv) the most recent determination letter received from the IRS with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code; and

               (v) a copy of any investment management agreement which delegates authority for investment of the assets of any Employee Plan/Agreement.

          (j)  Annual Reports. With respect to each Employee Plan/Agreement for
               --------------
     which an annual report has been filed and delivered to Buyer pursuant to
     Section 3.17(i), hereof, no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

          (k)  Future Commitments. Company has not announced any plan or legally
               ------------------
     binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

    3.18 Employment Compensation. Schedule 3.18 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise, and such list identifies the 1998 annual and January 1 - May 13, 1999 rates of compensation and bonuses for each such employee.

    3.19 Proprietary Rights.

         (a) Schedule 3.19 constitutes a full and complete list of all trademarks, trade names, service marks, copyrights, and patents, or applications therefor, owned or used by Company. Company owns or possesses licenses or other rights to use all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade secrets, service marks, service mark registrations, applications for service mark registrations, trade names, labels, slogans, claims of copyright, copyright registrations, applications for copyright registrations, copyrights, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the Business or operation of Company. Except as set forth in Schedule 3.19, to Management's Knowledge, the current operations of Company do not conflict with or infringe, and no one has asserted to Company or any Shareholder that such operations conflict with or infringe, any Proprietary Rights owned, possessed, or used by any third party. To Management's Knowledge, there are no third parties whose operations conflict with or infringe, nor has anyone asserted that such operations conflict with or infringe, any Proprietary Rights owned, possessed, or used by Company.

          (b) Except as set forth in Schedule 3.19, to Management's Knowledge, Company's internal systems and Company's major suppliers and vendors and all Products and services marketed by Company are fully Year 2000 Compliant. To be "Year 2000 Compliant" an internal system or a Product or service must, at all times before, during, and after January 1, 2000, accurately process and handle date and time data (including, but not limited to calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that other information technology used in combination with such internal systems and such Products and services properly exchange date/time data with it. To the extent any such internal systems and such Products and services must perform as a system with other internal systems of Company or with other Products or services marketed by Company, such internal systems and such Products and services used in combination with such other internal systems and such other Products and services, respectively, must properly exchange date/time data with them in accordance with the foregoing warranty. There are no pending, or, to Management's Knowledge, threatened, claims against Company relating to whether the Products and services marketed by Company are Year 2000 Compliant.

     3.20 Major Customers and Suppliers.

          (a)  Major Customers. To Management's Knowledge, all customers will,
               ---------------
      in the ordinary course of business, continue to be customers of Company after the Closing at substantially the same level of purchases as heretofore; provided, however, that Shareholders make no representation as
                  --------  -------
      to the effect the transactions contemplated hereby may have on any such customer.

          (b)  Major Suppliers. To Management's Knowledge, all suppliers will,
               ---------------
      in the ordinary course of business, continue to be suppliers to Company after the Closing and will continue to supply Company with substantially the same quantity and quality of goods at competitive prices; provided,
                                                                    ---------
      however, that Shareholders make no representation as to the effect the
      -------
      transactions contemplated hereby may have on any such supplier.

          (c)  Dealers and Distributors.  Company does not utilize or hire any
               ------------------------
      sales representatives, dealers, distributors or franchisees.

     3.21 Product Warranty and Product Liability. Schedule 3.21 contains a true, correct, and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated in Schedule 3.21, there are no warranties, commitments, or obligations with respect to the return, repair, or replacement of Products. Schedule 3.21 sets forth the aggregate annual cost to Company of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 3.21 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered which are presently pending, or, to Management's Knowledge, threatened, or which have been asserted or commenced against Company within the last ten (10) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $50,000 (whether or not covered by insurance). Except as set forth in Schedule 3.21, to Management's Knowledge, there are no defects in design, construction, or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. Except as set forth in Schedule 3.21, none of the Products has been the subject of any replacement, field fix, retrofit, or recall campaign and, to Management's Knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. To Management's Knowledge, the Products have been designed, manufactured, and labelled so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. The term "Products" means any and all products currently or at any time previously manufactured, distributed, or sold by Company, or by any predecessor of Company, under any brand name or mark under which products are or have been manufactured, distributed, or sold by Company.

     3.22 Affiliates' Relationships to Company.

          (a)  Contracts With Affiliates.  All material leases, contracts,
               -------------------------
      agreements, or other arrangements between Company and any Affiliate are described on Schedule 3.22.

          (b)  No Adverse Interests. Except as set forth in Schedule 3.22, none
               --------------------
      of the Affiliates has any direct or indirect interest in (i) any entity which does business with Company or is competitive with the Business, or
      (ii) any property, asset, or right which is used by Company in the conduct of the Business.

          (c)  Obligations. All material obligations of any Affiliate, and all
               -----------
      material obligations of Company to any Affiliate, are listed on Schedule 3.22.

     3.23 Assets Necessary to Business. To Management's Knowledge, Company owns all property and assets, tangible and intangible, and all leases, licenses, and other agreements, which are necessary for the conduct of the Business as presently conducted.

     3.24 Copies of Certain Documents. Shareholders have heretofore caused, or will cause, within ten (10) days hereof, Company to deliver to Buyer true and complete copies of those documents which are listed on Schedule 3.24 (collectively, the "Disclosure Documents"). Shareholders shall deliver to Buyer supplemental and/or updated Disclosure Documents as such disclosure may be required prior to the Closing, and, in such case, Shareholders shall revise

Schedule 3.24 accordingly. Shareholders have determined, in their sole discretion, what information they have made available to Buyer and Shareholders have made no representation or warranty (express or implied) concerning the completeness or accuracy of the Disclosure Documents, except pursuant to the representations and warranties contained in this Article III and then expressly subject to the limitations and restrictions specified in this Article III. Buyer agrees that the determination by Buyer to engage and enter into this Agreement is based solely on the representations and warranties contained in this Article III, subject to the limitations and restrictions specified in this Article III, and on Buyer's own investigation, analysis, and assessment of the Business. Company or Shareholders may have, from time to time, disclosed other documents or information to Buyer or to Buyer's attorneys, accountants, environmental consultants, or other representatives or agents which are not part of the Disclosure Documents (collectively, the "Other Information") and Shareholders make no representation or warranty (express or implied) whatsoever concerning the completeness or accuracy of the Other Information.

     3.25 Underlying Documents. Any underlying documents listed or described in the Schedules referred to in this Agreement have heretofore been furnished to Buyer or its representatives. Except as set forth in Schedule 3.25, all such documents furnished to Buyer are true and complete copies and there are no amendments or modifications thereto, except as expressly noted in the Schedules in which such documents are incorporated. Except as set forth in Schedule 3.25, the minute books of Company contain full, complete, and accurate records of all meetings and other corporate actions taken by the directors and Shareholders of Company.

     3.26 Business of Company. To Management's Knowledge, there are no conditions existing with respect to the markets, Products, Facilities, or personnel of Company which would reasonably be expected to materially and adversely affect the Business of Company, other than such conditions as may affect the industry in which Company participates or the economy in general.

     3.27 Disclosure of Material Facts. To Management's Knowledge, Shareholders have disclosed to Buyer all material facts relating to the existing condition (financial or otherwise) of the Business, assets, liabilities, and operations of Company. The representations and warranties contained in Article III of this Agreement and in the Schedules hereto, and any other documents or information furnished to Buyer by any Shareholder, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

     3.28 No Brokers or Finders. Neither Company nor any of its directors, officers, employees, Shareholders, or agents have retained, employed, or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     3.29 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SHAREHOLDERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE SHARES, THE BUSINESS, COMPANY, OR ANY OF THE ASSETS, LIABILITIES, OR OPERATIONS OF COMPANY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY

PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. NOTWITHSTANDING ANY PROVISION OF THIS ARTICLE III TO THE CONTRARY, NO REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE III SHALL BE DEEMED TO IN ANY WAY RELATE TO OR CONSTITUTE A REPRESENTATION OR WARRANTY WITH RESPECT TO ANY ONE OR MORE OF THE EXCLUDED ASSETS, INCLUDING WITHOUT LIMITATION THE DENRIC TOOL PROPERTY.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

     4.01 Corporate.

          (a)  Organization.  Buyer is a corporation duly organized, validly
               ------------
      existing and in good standing under the laws of the State of Delaware.

          (b)  Corporate Power. Buyer has all requisite corporate power to enter
               ---------------
      into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     4.02 Authority. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes and the Ancillary Documents (a) have been or, when executed and delivered, will be, duly and validly executed and delivered by Buyer and (b) are or, when executed and delivered, will be, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and by general equitable principles.

     4.03 No Brokers or Finders. Except for Madison Dearborn Partners, Inc., neither Buyer nor any of its directors, officers, employees, or agents have retained, employed, or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     4.04 Investment Purpose. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                                   ARTICLE V

                                 OTHER MATTERS

     5.01 Title Insurance. Not less than fifteen (15) days prior to the Closing, Buyer shall obtain leasehold title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form lessee's policies of title insurance with respect to all Leased Real Property, together with a copy of each document to which reference is made in such commitments. Such policies shall be upon standard ALTA Form 1992 leasehold owner's policies and in such amounts as shall be reasonably acceptable to Buyer. All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

     5.02 Surveys. Not less than fifteen (15) days prior to the Closing, Buyer shall obtain surveys of all Leased Real Property prepared in accordance with ALTA/ASCM standards, each dated no more than ninety (90) days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Leased Real Property, and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer.

     5.03 Environmental and Health and Safety Audits. Shareholders shall permit Buyer, its representatives, or an environmental engineering firm retained by Buyer to conduct environmental and health and safety audits of Company's operations and Leased Real Property, as Buyer in its discretion shall consider necessary or appropriate; provided, however, that Buyer shall not conduct invasive testing or sampling of the Leased Real Property without the prior written consent of Company, subject to such terms and conditions as Company may reasonably request.

     5.04 Non-competition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, each Shareholder hereby covenants and agrees as follows:

          (a)  Covenant Not to Compete. Subject to the provisions of (a)(v)
               -----------------------
      below, for a period of five (5) years from the Closing Date, no Shareholder will, directly or indirectly:

               (i) engage in, continue in, or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm, or other form of business organization which is so engaged;

               (ii) consult with, advise, or assist in any way, whether or not for consideration, any corporation, partnership, firm, or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor, soliciting customers or otherwise serving as an intermediary for any such competitor, loaning money or rendering any other form of financial assistance to, or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

               (iii) offer employment to any employee of Buyer, without the prior written consent of Buyer, except that Shareholders may offer employment to Mark Milanowski, Christine Milanowski, Paula Milanowski, Dennis T. George, and/or any Company employee whose employment Buyer or Company terminates after the Closing; or

               (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which materially and adversely affects the Business; provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout North America and South America, and Shareholders acknowledge that such territory is reasonable in light of the Business. The parties agree that Buyer may sell, assign, or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm, or entity that purchases all or part of the Business or the Shares. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope, or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended, and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               (v) The parties agree that this Section 5.04 shall not prohibit Shareholders' ownership of a franchised dealer, provided such dealer does not engage in the design, design control or manufacture of buckets or other demolition or material handling attachments for construction equipment and provided further that such dealer is not a "master dealer" or otherwise engaged in the sale and/or distribution of buckets or other demolition or material handling attachments for construction equipment to other dealers or otherwise in an expanded trade area.

        (b)    Covenant of Confidentiality.  No Shareholder shall at any time
               ---------------------------
     subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs, or programs containing, any confidential information concerning Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Proprietary Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, and marketing and distribution methods not already in the public domain.

          (c) Equitable Relief for Violations. Each Shareholder agrees that the
              -------------------------------
     provisions and restrictions contained in this Section 5.04 are necessary to protect the legitimate continuing interests of Buyer in acquiring Company, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.04.


    5.05 General Releases. At the Closing, each Shareholder and Dennis T. George shall deliver general releases to Buyer, in form and substance reasonably satisfactory to Buyer, Shareholders, and Dennis T. George, releasing Company from all liabilities to the Closing Date.

    5.06 HSR Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, Shareholders and Buyer shall, each in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the Federal Department of Justice, or any other government entity or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, Shareholders shall consult with Buyer.

    5.07 Customer and Supplier Information. Not less than five (5) business days prior to the Closing Date, Shareholders shall deliver to Buyer: (a)
Schedule 5.07, which shall contain a list of (i) the ten (10) largest customers of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year, and (ii) the ten (10) largest suppliers to Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year; and (b) a written representation of Shareholders that Schedule 5.07 is true, correct and complete as of the Closing Date.

    5.08 Post-Closing Cooperation. Shareholders and Buyer shall cooperate with each other following the Closing, so that the parties may prepare the Final Closing Balance Sheet and final tax return of Company. In connection therewith, Buyer shall provide Shareholders access to the books and records of Company, and, for a period of forty-five (45) days following the Closing, shall provide Shareholder Gloria Milanowski with access to her former office and computer at Company and access to Company employees to whom she may reasonably need to have access for such purpose.

    5.09  Information Regarding Denric Tool Property and/or Off-Site Properties.

          (a) Buyer shall not initiate or cause to be initiated, directly or indirectly, any communication with or voluntarily offer to provide any information of any type or nature to any federal, state, or local governmental entity, agency, or other regulatory or quasi-governmental authority or to any other person or entity with respect to the Denric Tool Property and Off-Site Properties or any one or more of them.

          (b) Buyer shall promptly notify Shareholders of any request for information or other communication of any type or nature, whether written or oral, and provide Shareholders with a written copy of any written materials received with respect thereto, which Buyer receives from any such governmental entity, agency, or other regulatory or quasi-governmental authority or from any other person or entity with respect to the Denric Tool Property and Off-Site Properties or any one or more of them.

          (c) Except as may be otherwise required under applicable law, Buyer shall not respond to any request for information or other communication described in Section 5.09(b) until Shareholders have had a reasonable opportunity to review such request for information or other communication and formulate a response thereto.

          (d) Without in any way limiting Shareholders' indemnification obligations under Section 9.02, or the procedures for indemnification contained in Article IX, Buyer acknowledges and agrees that, after the Closing Date, Shareholders or an entity formed by them shall be the owners of the Denric Tool Property and shall have the sole and exclusive responsibility and authority to:

               (i) respond to any request for information or other communication described in Section 5.09(b) and to otherwise contact, notify, and negotiate with any such governmental entity, agency, or other regulatory or quasi-governmental authority and all other interested parties with respect to the Denric Tool Property and Off-Site Properties or any one or more of them and all allegations, complaints, proceedings (whether formal or informal), and findings pertaining to any alleged violation of Environmental Laws or regulations related thereto,

               (ii) appeal or contest any finding of a violation of such Environmental Laws or regulations or any order or requirement with respect to the remediation thereof, and

               (iii) effect the correction and remediation of any such violation of such Environmental Laws and regulations.

          (e) Buyer shall cooperate with Shareholders, and Shareholders' employees, agents, invitees, contractors, consultants, and other parties as Shareholders may reasonably determine, with respect to (i) the formulation of a response by Shareholders to any request for information or other communication described in Section 5.09(b) and (ii) any actions which Shareholders may elect to take as described in Section 5.09(d).

                                  ARTICLE VI
                      COVENANTS OF SHAREHOLDERS AND BUYER

     Shareholders and Buyer covenant and agree as follows:

     6.01 Access to Information and Records. During the period prior to the Closing, Shareholders shall give Buyer, its counsel, accountants, and other representatives: (a) access during normal business hours to all of the properties, books, records, contracts, and documents of Company for the purpose of such inspection, investigation, and testing as Buyer deems appropriate (and Shareholders shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may reasonably request); (b) access to employees, agents, and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (c) with the prior consent of Shareholders in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company.

     6.02 Bank Accounts. Not less than ten (10) days prior to the Closing, Shareholders shall provide to Buyer a list of each bank in which Company has an account or safe deposit box, the name and number of each such account or box, and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw.

     6.03 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Buyer:

          (a)  No Changes.  Company will carry on the Business diligently and in
               ----------
      the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting, or operation.

          (b)  Maintain Organization.  Company will take such action as may be
               ---------------------
      necessary to maintain, preserve, renew, and keep in favor and effect the existence, rights, and franchises of Company and will use its reasonable best efforts to preserve the business organization of Company intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Company.

          (c)  No Breach. Shareholders will not do or omit any act, which may
               ---------
      cause a breach of any material contract, commitment, or obligation, or any breach of any representation, warranty, covenant, or agreement made by Shareholders herein, or which would have required disclosure had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

          (d)  No Material Contracts.  No contract or commitment will be entered
               ---------------------
      into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases, or sales which are in the ordinary course of the Business and consistent with past practice, or are not material to Company (individually or in the aggregate) and would not have been required to be disclosed in the Schedules had they been in existence on the date of this Agreement.

          (e)  No Corporate Changes. Shareholders shall not amend Company's
               --------------------
      Articles of Incorporation or By-laws, make any changes in authorized or issued capital stock, or grant options or other forms of derivative securities.

          (f)  Maintenance of Insurance.  Shareholders shall maintain all of the
               ------------------------
      insurance in effect as of the date hereof.

          (g)  Maintenance of Property. Company shall use, operate, maintain,
               -----------------------
      and repair all property of Company in a normal business manner.

          (h)  Interim Financials.  Shareholders will provide Buyer with interim
               ------------------
      monthly financial statements and other management reports as and when they are available.

     6.04 Consents. Shareholders will use their reasonable best efforts prior to Closing to obtain all approvals, consents, and waivers listed on Schedule 7.04 which are necessary for the consummation of the transactions contemplated hereby; provided, however, that neither Shareholders nor Company shall be
        --------  -------
obligated to pay money or other compensation to any third party to obtain any such approval, consent, or waiver.

     6.05 Other Action. Shareholders and Buyer will use their respective reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement. Without limiting the foregoing, Shareholders agree to take all actions reasonably necessary to cause Company to perform its obligations under this Agreement and to conduct the Business as provided in Section 6.03.

     6.06 Updating of Schedules. From the date hereof until the Closing Date, Shareholders shall periodically update all of the Schedules and shall promptly notify Buyer of any material changes or additions or events which may, after the lapse of time, cause any change in any of such Schedules, other than changes to such Schedules due to the consummation of the transactions contemplated hereby. If an updated Schedule reveals a change which Buyer, in the exercise of Buyer's reasonable discretion, determines has or will result in a material adverse effect on the financial condition of Company, Buyer may notify Shareholders within five (5) business days after receipt of such an updated Schedule that the updated Schedule is not acceptable and that Buyer is terminating this Agreement pursuant to Section 11.01(c). If Buyer does not exercise such right to terminate this Agreement within a period of five (5) business days after receipt of such an updated Schedule, the updated Schedule will be deemed to have been accepted by Buyer, to have qualified the representations and warranties contained in
Article III of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the change.

     6.07 No-Shop. During the period prior to the Closing or any earlier termination of this Agreement, neither Company nor Shareholders shall, directly or indirectly, through any officer, director, agent or otherwise, (i) entertain, solicit, initiate or encourage submission of inquiries, proposals or offers from any potential buyer other than Buyer relating to the disposition of any ownership interest in Company or any material portion of its assets, or (ii) participate in any discussions or negotiations regarding, or furnish to any person other than Buyer (and its attorneys, accountants, and representatives) information with respect to, the disposition of any ownership interest in Company or any material portion of its assets.

                                  ARTICLE VII
                  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction or waiver by Buyer prior to or at the Closing of each of the following conditions:

     7.01 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Shareholders in this Agreement, and the statements contained in the Schedules or in any instrument, list, certificate, or writing delivered by Shareholders pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

     7.02 Compliance With Agreement. Shareholders shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.01.

     7.03 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any government entity shall have been commenced, against Buyer, Company, or any of the Affiliates, officers, or directors of any of them, with respect to the transactions contemplated hereby.

     7.04 Consents and Approvals. All approvals, consents, and waivers that are required to effect the transactions contemplated hereby, as listed on Schedule 7.04, shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two (2) business days prior to the Closing.

     7.05 Title Insurance. Buyer shall have obtained good and valid leasehold title insurance policies or, in final form, irrevocable leasehold title insurance binders, dated as of the Effective Time, conforming to the specifications set forth in Section 5.01 hereof.

     7.06 HSR Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     7.07 Lease Agreements. Buyer shall have entered into lease agreements (collectively, the "Lease Agreements") with Shareholders for the properties described in Schedule 7.07 (the "Post-Closing Leased Properties"). The Lease Agreements shall (a) provide for, in the aggregate, total annual rent payments of Three Hundred Fifty-Three Thousand Two Hundred and Sixteen Dollars ($353,216), and (b) be for, in the aggregate, 59,034 square feet of manufacturing space at Four Dollars ($4.00) per square foot annual cost and 11,708 square feet of office space at Ten Dollars ($10.00) per square foot annual cost. Each Lease Agreement: (a) shall be a seven (7) year triple net lease; (b) shall provide for a seven (7) year renewal, at Buyer's option; (c) shall contain a two percent (2%) annual escalation clause in Year 2 through Year 7 of the lease; (d) shall provide that, if Buyer proposes to exercise its renewal option, the parties will agree to cause an independent analysis to be performed on the applicable property for the purpose of determining prevailing market rental rates (including escalation clauses) on like properties, and the lease rental rate (and, if applicable, the escalation clause) shall be accordingly adjusted for the renewal term; provided, however, that in no event
                                           --------  -------
shall the lease rental rate during the renewal term be less than the lease rental rate in effect as of the end of Year 7 of the lease as increased pursuant to a two percent (2%) annual escalation clause in Year 8 through Year 14 of the lease as so renewed; and (e) shall contain such other terms and conditions as are mutually acceptable to Buyer and Shareholders. Notwithstanding the foregoing, the parties acknowledge that if prior to Closing it is established by Shareholders to the satisfaction of Buyer that current actual market rates for the Post-Closing Leased Properties exceed the rental terms set forth above, the parties will negotiate in good faith in an attempt to determine rental terms more reflective of market rates. At the termination of each such Lease Agreement, Buyer shall, at Shareholders' request, be obligated to cause to be performed, at Buyer's expense, a Phase II environmental survey of the Post-Closing Leased Properties. Buyer shall conduct, at Buyer's expense, any remediation of environmental contamination caused directly or indirectly, by the actions of Buyer, any Buyer Affiliate, or any person (other than any Shareholder or Shareholder Affiliate) allowed access to the Post-Closing Leased Properties by Buyer. The foregoing remediation shall be made only to the extent that it is required by federal or state regulatory agencies, and, in such a case, to the satisfaction of the appropriate federal or state regulatory agency with primary jurisdiction over the environmental conditions. In the event of any dispute regarding the cause or source of any environmental contamination the Lease Agreements shall further provide that the parties shall negotiate in an attempt to determine such cause or source, and if the parties are unable to reach agreement, the parties will submit to alternative dispute resolution procedures as specified in the Lease Agreements in order to resolve such dispute, and in such event the party who is ultimately determined to be responsible shall bear the costs of such alternative dispute resolution procedures, or, if the parties are found to be jointly responsible, such costs, as well as the costs of remediation, shall be shared in proportion to the respective level of responsibility of each party.

     7.08 Existing Lease Agreements. Company and/or Shareholders, as applicable, shall have terminated (i) the existing shareholder agreement in place by and between Company and Shareholders, (ii) all existing agreements in place between Company and Shareholders and any Shareholder Affiliate, whether written or oral, including but not limited to all existing lease agreements between Company and Shareholders or any Shareholder Affiliate. In addition, the Company shall have assigned to the Shareholders or a Shareholder Affiliate all of the Company's rights and obligations under the existing lease agreement relating to the Denric Tool Property between Company and the lessee thereof.

     7.09 Environmental and Health and Safety Audit. The results of the environmental and health and safety audit conducted pursuant to Section 5.03 shall not have disclosed any present condition, process, or practice with respect to Company, any Facility, or any property owned, occupied, or operated by Company which is not in material compliance with all applicable Environmental Laws and other Laws regarding occupational safety and health.

     7.10 Due Diligence. Buyer shall have concluded its due diligence investigation of Company and the results of such due diligence investigation shall not have disclosed any item which, individually or in the aggregate, has had or would have a material adverse effect on the financial condition of Company.

     7.11 Transfer of Denric Tool Property. Company shall have transferred the Denric Tool Property to Shareholders or any Shareholder Affiliate pursuant to documentation that contains no indemnification, representation, warranty or post-closing covenant on the part of Company, nor any other terms which, individually or in the aggregate, has had or would have a material adverse effect on the financial condition of Company. Without in any way limiting the previous sentence: (a) such documentation shall be in the form of a quitclaim deed; (b) Buyer shall have approved of the form of such quitclaim deed (and all other necessary transfer documents, if any) prior to its execution; (c) such quitclaim deed shall be accompanied by a title commitment showing that Company, as grantor under the quitclaim deed, is the true owner of the transferred property; and (d) Shareholders shall have delivered to Buyer a properly recorded, file-stamped copy of such quitclaim deed prior to the Closing Date.

     7.12 Assignment of Patent. The patent, United States Patent Number 4,871,292, granted to Richard Milanowski on October 3, 1989, for a system for attaching and locking material handling tools to a dipper boom, shall have been validly assigned to Company.

     7.13 Condition Regarding Section 338(h)(10) Election. In the event that, pursuant to Section 2.04, Shareholders do not accept a Gross Up Amount equal to $750,000 and Buyer and Shareholders are required to negotiate in good faith in an attempt to determine a mutually acceptable adjustment to the Purchase Price, Buyer and Shareholders shall have agreed upon a mutually acceptable adjustment to the Purchase Price.

     7.14 Condition Regarding Lease Agreements. In the event that, pursuant to
Section 7.07, Shareholders present independent evidence that current actual market rates for the Post-Closing Leased Properties exceed the rental rates set forth in Section 7.07 and such independent evidence is mutually acceptable to Buyer and Shareholders as evidence of current actual market rates, and Buyer and Shareholders are required to negotiate in good faith in an attempt to determine rental rates more reflective of market rates, Buyer and Shareholder shall have agreed upon a mutually acceptable adjustment to such rental rates.

     7.15 Delivery of Schofield Loan Documents. At least five (5) days prior to Closing, Shareholders shall have delivered to Buyer all loan documents between the City of Schofield, Wisconsin and Shareholders or Company pertaining to that certain mortgage dated May 29, 1986 relating to the property located at 351 Alderson Street, Schofield, Wisconsin (such mortgage and loan documents, the "Schofield Loan Documents").

          (b) The Schofield Loan Documents shall not contain any unusual or onerous terms and shall otherwise be satisfactory to Buyer in its reasonable discretion.

     7.16 Delivery of Additional Environmental Materials. Shareholders and Company shall have disclosed and made available to Buyer, to Management's Knowledge, all written studies, analyses and test results and copies of correspondence with any governmental entity or any other third party prior to January 1, 1989 (except for any of such information regarding the Denric Tool Property and the Off-Site Properties), in the possession, custody or control of Company or any Shareholder relating to (A) the environmental conditions on, under, about or from any real property owned by Company, the Leased Real Property or any predecessor in interest to Company at the present time or in the past, and (B) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or released by Company or any other person on, under, about or from the Leased Real Property or in connection with the operation of Company.

                                 ARTICLE VIII
               CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

     Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction or waiver by Shareholders prior to or at the Closing of the following conditions:

     8.01 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

     8.02 Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in
Section 10.02.

     8.03 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any government entity shall have been commenced, against Buyer with respect to the transactions contemplated hereby.

     8.04 HSR Waiting Period. All applicable waiting periods related to the HSR Act shall have expired. 8.05 Assignment of Schofield Loan. Subject to Buyer's review of the Schofield Loan Documents pursuant to Section 7.15, the Schofield Loan Documents shall have been validly assigned to and assumed by Company, and such assignment shall have been consented to by the City of Schofield, Wisconsin.

     8.06 Condition Regarding Section 338(h)(10) Election. In the event that, pursuant to Section 2.04, Shareholders do not accept a Gross Up Amount equal to $750,000 and

Buyer and Shareholders are required to negotiate in good faith in an attempt to determine a mutually acceptable adjustment to the Purchase Price, Buyer and Shareholders shall have agreed upon a mutually acceptable adjustment to the Purchase Price.

     8.07 Condition Regarding Lease Agreements. In the event that, pursuant to
Section 7.07, Shareholders present independent evidence that current actual market rates for the Post-Closing Leased Properties exceed the rental rates set forth in Section 7.07 and such independent evidence is mutually acceptable to Buyer and Shareholders as evidence of current actual market rates, and Buyer and Shareholders are required to negotiate in good faith in an attempt to determine rental rates more reflective of market rates, Buyer and Shareholder shall have agreed upon a mutually acceptable adjustment to such rental rates.

                                  ARTICLE IX
                                INDEMNIFICATION

     9.01 By Shareholders. Subject to the terms and conditions of this Article IX, each Shareholder, jointly and severally, hereby agrees to indemnify, defend, and hold harmless Buyer, and its directors, officers, employees, and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates, Company, or the Business, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of any Shareholder contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) obligations and liabilities existing or arising from events occurring prior to the Closing Date which are not reflected, or which exceed amounts reserved, on the Recent Balance Sheet. As used in this Article IX, the term "Claim" shall include (i) all liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs, and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings, and assessments, whether or not ultimately determined to be valid.

     9.02 By Shareholders - Denric Tool and Environmental Matters.

          (a)  The Denric Tool Property and Other Environmental Matters. Subject
               --------------------------------------------------------
      to the terms and conditions of this Article IX, except as set forth herein, and without limiting the generality of the foregoing, each Shareholder, jointly and severally, hereby agrees to indemnify, defend, and hold harmless Buyer and Buyer's Affiliates from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates, Company or the Business, directly or indirectly, by reason of, arising out of or in any way related to any liabilities associated with the property located at 9303 Business Highway 51 in Rothschild, Wisconsin (the "Denric Tool Property"), and any violation of Laws with respect to activities conducted on the Denric Tool Property, including without limitation Claims arising out of environmental contamination, pollution, spills, releases or discharges at, on, under or from the Denric

      Tool Property, including without limitation Claims by any third party or governmental authority arising out of or in any way related to: (i) the information gathering, investigation, removal, remediation, clean-up or closure of or related to any environmental condition at, on, under or from the Denric Tool Property or at, on, under or from any other property impacted by contamination, pollution, spills, releases or discharges at, on, under or from the Denric Tool Property (hereinafter, "Off-Site Properties"), pursuant to CERCLA, the Resource Conservation and Recovery Act, or any other Environmental Laws, or under any federal or state common law theory of liability; (ii) damage or diminution in value to the Denric Tool Property or Off-Site Properties; (iii) bodily injury or death to any person; or (iv) natural resource damages at the Denric Tool Property or Off-Site Properties.

          (b)  Other Environmental Issues. Subject to the terms and conditions
               --------------------------
      of this Article IX, except as set forth herein, and without limiting the generality of the foregoing, each Shareholder, jointly and severally, hereby agrees to indemnify, defend, and hold harmless Buyer and Buyer's Affiliates from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates, Company, the Business, any third party, or any governmental authority, directly or indirectly, by reason of, arising out of or in any way related to any of the following: (i) the transport of hazardous wastes from Denric Tool to the Facilities and the disposal of such hazardous wastes without required permits for such activity, as referenced on Schedule 3.12(c)(1); (ii) Company's management, transportation, treatment, storage or disposal of spent paint filters; and (iii) Company's failure to meet its Form R reporting obligations for the years 1987 through 1998 relative to Company's welding, grinding, polishing and painting operations; ((i), (ii) and (iii), collectively, the "Other Environmental Issues"). In the event that the matters described in any one or more of (i), (ii), or (iii) above is resolved to Buyer's satisfaction (in its sole discretion) prior to Closing, the corresponding obligation of Shareholders to provide indemnification pursuant to this Section 9.02 with respect to such matter shall terminate.

     9.03 By Buyer. Subject to the terms and conditions of this Article IX, Buyer hereby agrees to indemnify, defend, and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such Shareholder, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) obligations and liabilities existing or arising from events occurring on or after the Closing Date.

     9.04 By Buyer - Product Liability Issues.

          (a)  Indemnification for Product Liability Claims. Subject to the
               --------------------------------------------
      terms and conditions of this Article IX, Buyer hereby agrees to indemnify, defend, and hold harmless each Shareholder from and against all product liability Claims and similar Litigation relating to Products manufactured or sold, or Product warranty services rendered by Company at any time, whether prior to or after the Closing Date (collectively, "Product Liability Claims").

          (b)   Product Liability Claims During Escrow Term.  Nothing in this
                -------------------------------------------
     Section 9.04 shall be deemed to limit Buyer's right to make claims against the Escrow Amount during the term of the Escrow Agreement (the "Escrow Term") pursuant to Section 9.01(c) for any Pre-Closing Product Liability Claims which exceed the amounts reserved for such claims on the Recent Balance Sheet. The parties acknowledge and agree that if any Shareholder makes a Claim against Buyer with respect to any Pre-Closing Product Liability Claim during the Escrow Term, Buyer shall be entitled to reimbursement from the Escrow Amount for any amounts paid in satisfaction of its obligations under this Section 9.04. As used in this Section 9.04, a "Pre-Closing Product Liability Claim" is any Product Liability Claim arising out of finished goods Products manufactured or sold prior to the Closing Date (the date of manufacture being determined by reference to the Products' serial numbers) or Product warranty services rendered, by Company (or its predecessors) at any time prior to the Closing Date.

          (c)   Waiver for Failure to Notify.  The parties agree that it would
                ----------------------------
     not serve their intentions if Shareholders failed to reveal a known actual or potential Pre-Closing Product Liability Claim until after conclusion of the Escrow Term. Accordingly, to the extent that either Shareholder has actual knowledge of any pending or threatened Pre-Closing Product Liability Claim on any date prior to the conclusion of the Escrow Term, and the Shareholders do not provide Buyer with written notice of such Pre-Closing Product Liability Claim prior to the conclusion of the Escrow Term and final disbursement of any Escrow Amount to the Shareholders, then the Shareholders shall be deemed to have irrevocably waived their rights to indemnification under this Section 9.04 as to that Pre-Closing Product Liability Claim.

    9.05 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article IX with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          (a)   Notice and Defense.  The party or parties to be indemnified
                ------------------
     (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article IX, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such Claim and shall in other respects give reasonable cooperation in such defense.

          (b)   Failure to Defend.  If the Indemnifying Party, within a
                -----------------
     reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim; provided, however, that the Indemnified Party shall not enter into any settlement or compromise of any Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

          (c)   Indemnified Party's Rights.  Anything in this Article IX to the
                --------------------------
     contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise, or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

  9.06  Payment.

          (a)   Time for Payment.  Upon judgment, determination, settlement, or
                ----------------
     compromise of any third-party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement, or compromise and all other Claims of the Indemnified Party with respect thereto unless, in the case of a judgment, an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond, if any, to stay execution of the judgment pending appeal.

          (b)   Effect of Payment.  Upon the payment in full by the Indemnifying
                -----------------
     Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third-party Claim.

  9.07    Limitations on Indemnification.

          (a)   Time Limitation.  No Claim shall be brought under this Article
                ---------------
     IX after the lapse of one (1) year following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                (i) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made by Shareholders in Sections 3.04 and 3.05, and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

                (ii) No Claim shall be brought under this Article IX for intentional concealment or misrepresentation of a material fact with intent to cause injury to Buyer in connection with the sale of the Shares to Buyer by Shareholders after the lapse of seven (7) years following the Closing.

                (iii) There shall be no time limitation (A) on any Claims
            relating in any to the Denric Tool Property or the Off-Site Properties, as described in Section 9.02, (B) on any Claims relating in any way to any of the Other Environmental Issues, or (C) on Claims brought by Shareholders pursuant to Section 9.04.

                (iv) If any act, omission, disclosure, or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          (b)    Amount Limitation.
                 -----------------

                 (i)   Except as provided for in Subsections 9.07(b)(ii) and
            (iii), Shareholders shall have liability to Buyer and Buyer's Affiliates only to the extent of the Escrow Amount.

                 (ii)  Shareholders shall have liability to Buyer and Buyer's
             Affiliates for Claims relating to indemnification under Subsections
            9.07(a)(i) and (ii), and Buyer shall have liability to Shareholders for Claims under Section 9.03, only to the extent such liability does not exceed the Purchase Price.

                 (iii) Shareholders shall have liability to Buyer and Buyer's
            Affiliates for Claims relating to indemnification under Section 9.07(a)(iii), and Buyer shall have liability to Shareholders for Claims relating to indemnification under Section 9.04, to the full extent of such liability.

                 (iv) Notwithstanding any provision of this Article IX to the contrary, no claim for indemnification shall be deemed to arise unless and until the aggregate Claims of a party shall exceed Fifty Thousand Dollars ($50,000); but, in such event, the Indemnified Party shall be entitled to indemnification in full for all Claims.

          (c)   No Waiver.  The closing of the transactions contemplated by this
                ---------
     Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, unless the party seeking indemnification knew or had reason to know of the breach, violation, or failure of condition constituting the basis of the Claim at or before the Closing.

    9.08  Determination of Amount of Claims.  The parties shall make appropriate
          ---------------------------------
adjustments for tax benefits and insurance coverage and shall take into account the time cost of money (using as the discount rate the prime rate of interest as announced from time to time in The Wall Street Journal) in determining the amount of any Claim for purposes of this Article IX. All indemnification payments under this Article IX shall be deemed adjustments to the Purchase Price, and shall be increased, as appropriate, to compensate Buyer and Company for the reduction in tax benefits resulting from the reduction in the Purchase Price.

    9.09 Exclusive Remedy. Buyer and Shareholders acknowledge and agree that the foregoing indemnification provisions in this Article IX shall be the sole and exclusive remedy of Buyer and Buyer's Affiliates and assignees pursuant to
Section 12.04 and Shareholders with respect to the Shares, the Business, Company or any of the assets, liabilities, or operations of Company, and the transactions contemplated by this Agreement.

                                   ARTICLE X
                                    CLOSING

     The closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner at such date and time as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

     10.01 Shareholders' Closing Deliveries. At the Closing, Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

            (a)  Stock Certificates.  Stock certificates representing the
                 ------------------
      Shares, duly endorsed for transfer or with duly executed stock powers attached.

            (b)  Compliance Certificate.  A certificate signed by Shareholders
                 ----------------------
      that each of the representations and warranties made by Company and Shareholders in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Shareholders have performed and complied with all of Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

            (c)  Opinion of Counsel.  A written opinion of Ruder, Ware &
                 ------------------
      Michler, A Limited Liability S.C., counsel to Shareholders, dated as of the Closing Date, addressed to Buyer and to Credit Suisse First Boston ("CSFB"), in form and substance mutually satisfactory to the parties.

            (d)  Resignations.  The resignations of the officers and directors
                 ------------
      of Company, effective as of the Closing Date and in form and substance reasonably satisfactory to Buyer.

            (e)  Non-competition Agreement.  A non-competition agreement duly
                 -------------------------
      executed by Dennis T. George, in form and substance reasonably satisfactory to Mr. George and Buyer, which non-competition agreement shall contain the following terms:

                 (i) Buyer shall pay to Mr. George an aggregate amount of $50,000 per quarter for twelve (12) quarters ($600,000 in total) commencing on the 15/th/ day of the first month after the Closing.

                 (ii) Buyer shall contribute toward the cost of health care and dental care coverage obtained by Mr. George on behalf of himself and his wife and current dependents, the aggregate sum of $97,200, which amount shall be paid in equal periodic installments to the applicable insurance provider or providers, during a period that begins on the Closing Date and ends on Mr. George's 65/th/ birthday, or the date that would have been Mr. George's 65/th/ birthday, in the event of his death prior to that date. To the extent of the actual cost of the health and dental care coverage obtained by Mr. George and his wife and current dependents during any taxable year of Mr. George, any payments by Buyer as provided for herein during such taxable year shall be treated by Buyer and Mr. George as employer-provided coverage under an accident or health plan eligible for the exclusion from gross income under Section 106 of the Code. Within 15 days of the close of his taxable year, Mr. George shall provide to Buyer documentation of the actual cost of the health care and dental care coverage obtained by Mr. George, his wife and current dependents, for such taxable year. Buyer's contributions hereunder shall lin no way abrogate the rights of Mr. George and/or his spouse and eligible dependents to continuation coverage under any Employee Plan/Agreement which is a "group health plan" (as defined in Section 5000(b) of the Code).

             (f)  Lease Agreements.  The Lease Agreements, duly executed by
                  ----------------
          Shareholders.

             (g)  Escrow Agreement.  The escrow agreement duly executed by
                  ----------------
          Shareholders and the Escrow Agent, in form and substance reasonably satisfactory to the Escrow Agent, Buyer and Shareholders (the "Escrow Agreement").

             (h)  Articles; By-laws. A copy of the By-laws of Company certified
                  -----------------
     by the secretary of Company and a copy of the Articles of Incorporation of Company certified by the Department of Financial Institutions of the State of Wisconsin.

             (i)  General Releases.  The general releases referred to in Section
                  ----------------
     5.05, duly executed by the persons referred to in such section.

             (j)  Other Documents. All other documents, instruments, or writings
                  ---------------
     reasonably required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

  10.02 Buyer's Closing Deliveries. At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

             (a)  Estimated Purchase Price. To Shareholders the estimated
                  ------------------------
     Purchase Price as required by Section 2.02(b), and to the Escrow Agent the Escrow Amount as required by Section 2.02(a).

             (b)  Compliance Certificate.  A certificate signed by an executive
                  ----------------------
     officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

        (c)  Opinion of Counsel.  A written opinion of Foley & Lardner, counsel
             ------------------
     to Buyer, dated as of the Closing Date, addressed to Shareholders, in form and substance mutually satisfactory to the parties.

        (d)  Certified Resolutions.  A certified copy of the resolutions of the
             ---------------------
     Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

        (e)  Non-Competition Agreement.  The non-competition agreement referred
             -------------------------
    to in Section 10.01(e), duly executed by Buyer.

        (f)  Lease Agreements.  The Lease Agreements, duly executed by Buyer.
             ----------------

        (g)  Escrow Agreement.  The Escrow Agreement, duly executed by Buyer and
             ----------------
             the Escrow Agent.

        (h)  Incumbency Certificate.  Incumbency certificates relating to each
             ----------------------
    person executing any document executed and delivered to Shareholders by Buyer pursuant to the terms hereof.

        (i)  Other Documents.  All other documents, instruments, or writings
             ---------------
    reasonably required to be delivered to Shareholders at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Shareholders may reasonably request.

                                  ARTICLE XI
                                  TERMINATION

  11.01 Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

        (a)  by mutual written agreement of Buyer and Shareholders, or

        (b) by Buyer in the event that, pursuant to Section 6.06 hereof, Buyer determines that a new Schedule or an updated Schedule reveals a change which Buyer, in the exercise of Buyer's reasonable discretion, determines has resulted or will result in a material adverse effect on the financial condition of Company and Buyer has notified Shareholders that the relevant
    Schedule is not acceptable and Buyer is terminating this Agreement, or

        (c) by Buyer, in the event of a failure of either or both of the conditions set forth in Sections 7.13 or 7.14, or a failure to arrive at a mutually acceptable non-competition agreement pursuant to Section 10.01(e), or Shareholders, in the event of a failure of either or both of the conditions set forth in Sections 8.06 or 8.07, or a failure of Mr. George to arrive at an acceptable non-competition agreement pursuant to Section 10.01(e).

  11.02 Termination for Breach.

        (a)   Termination by Buyer.  If (i) there has been a material violation
              --------------------
 or breach by Shareholders of any of the agreements, representations, or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer (other than those conditions described in Section 11.01(c), as to which 11.01(c) shall form the basis for termination) which Buyer has not waived in writing, or (iii) Shareholders shall have attempted to terminate this Agreement under this Article XI or otherwise without grounds to do so, then Buyer shall give written notice to Shareholders at any time prior to the Closing that such violation, breach, failure, or wrongful termination attempt is continuing and, if such violation, breach, failure, or wrongful termination is not cured by Shareholders within ten (10) days after the date of such notice, Buyer may terminate this Agreement with the effect set forth in
 Section 11.02(d) hereof.

        (b)   Termination by Shareholders.  If (i) there has been a material
              ---------------------------
 violation or breach by Buyer of any of the agreements, representations, or warranties contained in this Agreement which has not been waived in writing by Shareholders, or (ii) there has been a failure of satisfaction of a condition to the obligations of Shareholders (other than those conditions described in Section 11.01(c), as to which 11.01(c) shall form the basis for termination) which Shareholders have not waived in writing, or (iii) Buyer shall have attempted to terminate this Agreement under this Article XI or otherwise without grounds to do so, then Shareholders shall give written notice to Buyer at any time prior to the Closing that such violation, breach, failure, or wrongful termination attempt is continuing and, if such violation, breach, failure, or wrongful termination is not cured by Buyer within ten (10) days after the date of such notice, Shareholders may terminate this Agreement with the effect set forth in Section 11.02(d) hereof.

        (c)   Drop-Dead Date.  If the Closing shall not have occurred on or
              --------------
 before August 15, 1999, this Agreement shall terminate and, provided Shareholders have not, through breach of a representation, warranty, or covenant, prevented the Closing from occurring on or before such date, Buyer shall be required to pay to Shareholders an amount equal to Five Hundred Thousand Dollars ($500,000), which payment shall be the sole and exclusive remedy of Shareholders for Buyer's failure to close.

        (d)   Effect of Termination.  Termination of this Agreement pursuant to
              ---------------------
 this Section 11.02 shall not in any way terminate, limit, or restrict the rights and remedies of any party hereto against any other party which has violated, breached, or failed to satisfy any of the representations, warranties, covenants, agreements, conditions, or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement, or other provision was made from and against all losses, damages (including, without limitation, consequential damages), costs, and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and reasonable attorneys' fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of, or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 12.08 of this Agreement shall survive termination. Notwithstanding any provision of this Section 11.02 to the contrary, (i) in no event shall the total amount payable pursuant to this
     Section 11.02 by Shareholders in the event of a breach by Shareholders of
     Section 6.07 exceed the Purchase Price, and (ii) in no event shall the total amount payable pursuant to this Section 11.02 for any other reason exceed Five Hundred Thousand Dollars ($500,000).

                                  ARTICLE XII
                                 MISCELLANEOUS

   12.01 Schedules. Except as specifically provided for herein, the Schedules shall not vary, change, or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Schedules does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect. Disclosure of documents, events, conditions, or other information pursuant to any Schedule shall be deemed to be a disclosure to and for the purposes of other Schedules if and only if the correlative disclosure is obvious from the language and context of the Schedule in which such disclosure occurs.

   12.02 Further Assurance. From time to time, at Buyer's request and without further consideration, Shareholders, at Buyer's expense, will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

   12.03 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Shareholders or Buyer shall be subject to the approval of the other in all essential respects.

   12.04  Assignment; Parties in Interest.

          (a)  Assignment.  Except as expressly provided herein, the rights and
               ----------
      obligations of a party hereunder may not be assigned, transferred, or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, (i) Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder; and (ii) Buyer may assign its interest in this Agreement to CSFB, as agent, as additional security for Buyer's obligations to such lender and Shareholders agree to execute acknowledgements of such assignments as reasonably may be required by such lender.

           (b)  Parties in Interest.  This Agreement shall be binding upon,
                -------------------
      inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

    12.05 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

    12.06 Amendment and Modification. This Agreement may not be modified or terminated orally. Buyer and Shareholders may amend, modify, and supplement this Agreement in such manner as may be agreed upon by them in writing.

    12.07 Notice. All notices, requests, demands, and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission, or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, requests, demands, or other communications are as follows:

                   (a)  If to Buyer, to:

                        Woods Equipment Company
                        6944 Newburg Road
                        Rockford, IL  61108
                        Attention:  Thomas J. Laird
                        Facsimile:  (815) 732-7580

                        (with a copy, which copy shall not constitute notice, to)

                        Madison Dearborn Partners, Inc.
                        Three First National Plaza
                        Suite 3800
                        Chicago, IL 60602

                        Attention: Paul R. Wood
                        Facsimile: (312) 895-1156

                        (and to)

                        Foley & Lardner
                        One IBM Plaza, Suite 3300
                        Chicago, Illinois 60611
                        Attention:  Stephen M. Slavin
                        Facsimile:  (312) 755-1925

or to such other person or address as Buyer shall furnish to Shareholders in writing.

                   (b)  If to Shareholders, to:

                        Richard and Gloria Milanowski
                        3105 Martin Road
                        Mosinee, Wisconsin 54455
                        Facsimile: (715) 355-8778

                        (with a copy, which copy shall not constitute notice, to)

                        Ruder, Ware & Michler, A Limited Liability S.C. 500 Third Street, Suite 700
                        P.O. Box 8050
                        Wausau, Wisconsin 54402-8050
                        Attention:  William R. Tehan
                        Facsimile:  (715) 845-2718

or to such other person or address as Shareholders shall furnish to Buyer in writing.

     If personally delivered or sent by overnight courier, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this section, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); and if sent by U.S. mail pursuant to this section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     12.08 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

            (a)   Brokerage.  Except as to Madison Dearborn Partners, Inc., who
                  ---------
      shall be compensated by Buyer, Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Shareholders harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Shareholders, jointly and severally, agree to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of any Shareholder in connection with the execution of this Agreement or the transactions provided for herein.

               (b)    Expenses to be Paid by Shareholders.  Shareholders agree
                      -----------------------------------
           that they shall pay out of Company's Cash and Cash Equivalents all of their costs and expenses (including their legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For purposes of the Purchase Price calculation set forth in Section 2.01, Cash and Cash Equivalents shall be reduced by any and all transaction expenses of Shareholders (including, without limitation, any transfer taxes related to the transfer of the Excluded Assets) that have not been paid as of the Closing.

               (c)    Expenses to be Paid by Buyer. Buyer shall pay, and shall
                      ----------------------------
           indemnify, defend and hold Shareholders harmless from and against, each of the following:

               (i)    Environmental and Health and Safety Audit. The fees
                      -----------------------------------------
           and other expenses relating to the environmental and health and safety audit performed pursuant to Section 5.03 hereof.

               (ii)   HSR Related Filings. The filing fees relating to the
                      -------------------
           applicable requirements of the HSR Act.

               (iii)  Transfer Taxes. Any sales, use, excise, transfer, or other
                      --------------
           or other similar tax imposed with respect to the transactions provided for in this Agreement and any interest and survey costs or penalties related thereto; provided, however, that any such expenses arising out of the transfer of the Excluded Assets shall be the exclusive responsibility of Shareholders.

               (iv)   Title Insurance and Surveys. All premiums for the
                      ---------------------------
          issuance of the title insurance policies issued pursuant to Section
          5.01 hereof and the cost of surveys performed pursuant to Section
          5.02.

        (d)    Other. Except as otherwise provided herein, each of the parties
               -----
     shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

    12.09 Entire Agreement. This Agreement, together with the Schedules, Exhibits, and Ancillary Documents referred to herein, all of which are hereby incorporated herein by reference, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein and there have been and are no agreements, representations, or warranties between the parties other than those set forth or provided for herein.

    12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    12.11 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

    12.12 Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

    "Affiliate" - Section 2.03(b)
    "Agreement" -- Preamble
    "Ancillary Documents" - Section 3.04(a)
    "Business" - Recitals
    "Buyer" -- Preamble
    "Buyer's Accountants" - Section 2.03(d)(ii)
    "Buyer's Affiliates" - Section 9.01
    "Cash and Cash Equivalents" - Section 2.01
    "CERCLA" - Section 3.12(c)
    "Claim" - Section 9.01
    "Closing" - Preamble to Article X
    "Closing Date" - Preamble to Article X
    "Code" - Section 2.05
    "Company" - Recitals
    "CSFB" - Section 10.01(c)
    "Customer Information" - Section 5.07
    "Denric Tool Property" - Section 9.02(a)
    "Disclosure Documents" - Section 3.24
    "Effective Time" - Section 2.03(c)
    "Employee Plans/Agreements" - Section 3.17(a)
    "Environmental Laws" - Section 3.12(c)
    "ERISA" - Section 3.17(a)
    "Escrow Agreement" - Section 10.01(g)
    "Escrow Amount" - Section 2.02(a)
    "Escrow Term" - Section 9.04(a)
    "Estimated Closing Balance Sheet" - Section 2.03(c)
    "Excluded Assets" - Section 1.02
    "Facilities" - Recitals
    "Final Closing Balance Sheet" - Section 2.03(d)(iv)
    "GAAP-Adjusted Recent Balance Sheet" - Section 2.03(c)
    "Gross Up Amount" - Section 2.04
    "Hazardous Materials" - Section 3.12(c)(ii)
    "Health and Dental Care Coverage" - Section 10.01(e)
    "HSR Act" - Section 3.02
    "IRS" - Section 2.05
    "Indebtedness Amount" - Section 2.03(b)
    "Indemnified Party" - Section 9.03(a)

    "Indemnifying Party" - Section 9.03(a)
    "Laws" - Section 3.02
    "Lease Agreements" - Section 7.07
    "Leased Real Property" - Section 3.13(c)
    "Liens" - Section 3.09(i)
    "Litigation" - Section 3.11
    "Management's Knowledge" - Preamble to Article III
    "Off-Site Properties" - Section 9.02(a)
    "Orders" - Section 3.02
    "Other Information" - Section 3.24
    "Other Environmental Issues" - Section 9.02(b)
    "Pre-Closing Product Liability Claim" - Section 9.04(a)
    "Post-Closing Leased Properties" - Section 7.07
    "Product Liability Claims" - Section 9.04(a)
    "Products" - Section 3.21
    "Proprietary Rights" - Section 3.19(a)
    "Purchase Price" - Section 2.01(a)
    "Recent Balance Sheet" - Section 3.03
    "Schedules" - Preamble to Article III
    "Schofield Loan Documents" - Section 7.15
    "Settlement Date" - Section 2.02(c)
    "Shareholder" and "Shareholders" -- Preamble
    "Shareholders' Accountants" - Section 2.03(d)(iii)
    "Shares" - Recitals
    "Third Accounting Firm" - Section 2.03(d)(iv)
    "Waste" - Section 3.12(c)
    "Working Capital Value" - Section 2.03(a)
    "Year 2000 Compliant" - Section 3.19(b)
    "338 Election" - Section 2.04

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

                [*** The next page is the signature page. ***]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                              WEC COMPANY


                              By: /s/ Steven M. Vandemore
                              -------------------------------------------------
                              Its: Vice President



                              /s/ Richard Milanowski
                              -------------------------------------------------
                              Richard Milanowski



                              /s/ Gloria Milanowski
                              -------------------------------------------------
                              Gloria Milanowski